Exhibit 10.11

CORPORATE POLICY

Subject: Severance — Officers

Policy Number: 3-254.1

Control Point: Director-Employee Relations

Approval Authority: EVP-Human Resources

Signature: Paul George [Signature on original kept by Legal]

Summary of this Policy

This policy sets forth the eligibility requirements and amount of Severance Pay available to Eligible Officers. Defined terms are italicized. Please see Appendix A for definitions. Further details can be found in Freddie Mac’s Severance Plan Summary Plan Description.

I.	Under what circumstances is Severance Pay provided?

Freddie Mac provides Severance Pay to a Severance Eligible Officer pursuant to the terms of this Policy. In addition, in the event an employee becomes a Severance Eligible Officer as a result of a Reduction in Force, Freddie Mac also provides Notice Pay, even if the Severance Eligible Officer does not sign an agreement and release of claims.

A Severance Eligible Officer’s employment is terminated as of the Separation Date. Such former officer’s eligibility to receive any benefit from or to continue participation in other plans maintained by the company is governed by the terms and provisions of those plans.

In addition, the provision of Severance Pay to a Severance Eligible Officer is subject to the approval of Freddie Mac’s regulator.

II.	What procedures are followed to determine severance eligibility?

Business-area management will submit to their respective Human Resources Business Partner (“HRBP”) for review any proposed termination of employment (including any proposed voluntary separation that could result in Severance Pay) or proposed offer of Comparable Employment prior to discussing the same with the impacted officer. The Director of Employee Relations in the Human Resources Division determines whether the employee is a Severance Eligible Officer, and interprets and applies this policy.

Employee Relations, after consulting with the HRBP, the Legal Division, and possibly business-area management, also determines whether a job position to be offered to an Eligible Officer is Comparable Employment. Eligible Officers will be evaluated for Comparable Employment, if at all, based on criteria including (but not limited to) their historical performance ratings and management’s assessment of relative skills.

After Employee Relations determines that the employee is a Severance Eligible Officer, business-area management provides Notice to the Severance Eligible Officer. Business-area management will give Notice in advance of the Separation Date, if at all, to the extent that advance notification is consistent with business circumstances or required by law.

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Business-area management, after consulting with the HRBP, also establishes the Separation Date of a Severance Eligible Officer.

III.	What is required for a Severance Eligible Officer to receive Severance Pay?

As a condition of receiving Severance Pay, a Severance Eligible Officer must sign an agreement and release of claims. Freddie Mac has exclusive discretion to determine what terms will be included within the agreement and release of claims. Among other things, the agreement and release of claims may contain provisions related to the following:

•	Full release of claims

•	Non-participation in claims against Freddie Mac

•	Notice of receipt of subpoenas

•	Treatment of confidential information

•	Non-competition

•	Non-solicitation of Freddie Mac employees

•	Notice of future employment

•	Return of Freddie Mac property

•	Non-disparagement

•	Obligation to reasonably cooperate

•	Damages in the event of breach

•	Preclusion and/or restriction from future Freddie Mac employment

Business-area management may require an Eligible Officer to provide services to Freddie Mac up to and including the Separation Date as a condition of receiving Severance Pay.

If a Severance Eligible Officer does not receive two-weeks of advance Notice of his/her Separation Date from Freddie Mac, and does not execute an agreement and release of claims proffered by the company, then the officer will receive Pay in Lieu of Notice for the two-week period following the date of Notice, and will receive no Severance Pay.

IV.	How long is the Severance Period of a Severance Eligible Officer?

The suggested Severance Period of a Severance Eligible Officer is stated in Table A. If the Severance Eligible Officer is entitled to receive Notice Pay, then his/her Severance Period shall be the Severance Period specified in Table A, minus the number of days of Notice Pay he/she is entitled to receive. In no event will a Severance Eligible Officer receive less than four weeks of Severance Pay in addition to Notice Pay. Freddie Mac has discretion to vary the length of the Severance Period and accordingly the amount of Severance Pay an officer receives.

If the officer has executed a written agreement with the company prior to receiving Notice that specifies a Severance Period different from what is provided below, then the length of the Severance Period is as specified in that agreement.

Policy 3-254.1 dated August 17, 2009	2

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TABLE A

Severance Period for Eligible Officers

Service Completed Since Last Start Date	Severance Period

< 1 year	2 months

> 1 to < 2 years	3 months

> 2 to < 3 years	4 months

> 3 to < 4 years	5 months

> 4 to < 5 years	6 months

> 5 to < 6 years	7 months

> 6 to < 7 years	8 months

> 7 to < 8 years	9 months

> 8 to < 9 years	10 months

> 9 to < 10 years	11 months

> 10 years	12 months

V.	How does a Severance Eligible Officer receive his/her Severance Pay?

A Severance Eligible Officer has the option of receiving his/her Severance Pay in periodic payments over the specified Severance Period coinciding with Freddie Mac’s standard payroll procedures. Alternatively, the Severance Eligible Officer may receive his/her Severance Pay in a Lump Sum. If the Severance Eligible Officer elects periodic payments, he/she may be eligible to continue his/her participation in certain benefits plans at a reduced cost, in accordance with the terms of those plans.

If a former officer receiving Severance Pay dies before receiving his/her entire Severance Pay, then Freddie Mac will pay the balance to the former employee’s estate or personal representative.

VI.	When does a Severance Eligible Officer have to elect Lump Sum or Periodic Payments?

A Severance Eligible Officer must elect whether to receive his/her Severance Pay in a Lump Sum or in periodic payments by the date he/she signs the required agreement and release of claims. Failure to make an election upon execution of the agreement and release of claims will result in the Severance Eligible Officer receiving his/her Severance Pay in a Lump Sum.

VII.	When does Severance Pay begin?

Severance Pay will be paid in accordance with the company’s standard payroll practices, and will begin within 30 days after 1) the company’s receipt of the Severance Eligible Officer’s properly executed agreement and release of claims, 2) if applicable, expiration of the revocation period specified in the agreement and release of claims, and (3) (applicable only to Specified Employees) six months has elapsed since the Separation Date.

Policy 3-254.1 dated August 17, 2009	3

CORPORATE POLICY

If the consideration period noted in the agreement and release of claims extends beyond the Separation Date and the company has not received the Severance Eligible Officer’s properly executed agreement and release of claims as of the Separation Date, the company will place the Severance Eligible Officer on unpaid Leave of Absence until (1) receipt of the properly signed agreement and release of claims or (2) the end of the consideration period (whichever comes first).

Failure by a Severance Eligible Officer to submit a properly executed agreement and release of claims within the time period specified in such agreement will result in the proffered agreement and release of claims being withdrawn by the company.

VIII.	What happens to Severance Pay upon re-employment by Freddie Mac?

If a former officer receiving Severance Pay is re-employed by Freddie Mac before the end of the Severance Period, the former officer will forfeit any remaining unpaid Severance Pay. If the former officer received his/her Severance Pay as a Lump Sum, and becomes re-employed by Freddie Mac before the end of what would have been the Severance Period, Freddie Mac reserves the right to require that some or all of the Severance Pay be repaid as a condition of re-employment.

IX.	Restriction on Specified Employees.

If a Severance Eligible Officer is a Specified Employee, then he/she will not begin receiving his/her Severance Pay until six (6) months following his/her Separation Date, consistent with Treas. Reg. § 1.409A-3(g)(2), or any successor thereto. If the Severance Eligible Officer elected to receive his/her Severance Pay in periodic payments within the required election period, then he/she shall receive six months of Severance Pay in a Lump Sum upon the expiration of the six-month wait period, and then will receive the balance of his/her Severance Pay in periodic payments according to the company’s standard payroll procedures.

X.	Where can officers find additional information about Freddie Mac’s severance plan?

Officers may find additional information about the company’s severance plan in Freddie Mac’s Severance Plan Summary Plan Description.

XI.	Reservation of Rights

Freddie Mac reserves the right to amend or terminate this Policy or any of its provisions at any time for any reason in its sole discretion without giving rise to legal liability. Nothing in this Policy is intended nor shall be interpreted to create a contract of employment or alter the at-will employment relationship that otherwise may exist between Freddie Mac and such employee, or otherwise limit the discretion of either Freddie Mac or such employee to terminate the employment relationship at any time for any reason.

Effective Date: August 17, 2009

☐  New
☒  Replaces Policy 3-254.1 dated March 1, 2008
☒  Reviewed by Legal or Determined that No Legal Review Necessary

Policy 3-254.1 dated August 17, 2009	4

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Appendix A Definitions

Comparable Employment

Comparable Employment will be assessed on a case-by-case basis. Exact criteria the company will use include each of the following, all of which must be met for the position to be deemed comparable.

•	The content of the job to which the employee may be assigned. To be comparable, the new position must require substantially the same skill set and technical knowledge.

•	The commuting distance associated with the new position. To be comparable, the new position must not increase the commuting distance for the employee by more than 50 miles each way, or increase the commuting distance for the employee such that the total commuting distance exceeds 90 miles each way.

•	To be comparable, the employee’s base salary must not decrease by more than 10%.

Eligible Officer

An employee who is appointed by Freddie Mac as an officer of the company.

Gross Misconduct

The occurrence or existence of any of the following:

•	Recurrent or flagrant insubordination related to core job duties and responsibilities;

•	Stealing property belonging to Freddie Mac, another employee, or other theft in connection with employment;

•	Committing fraud, including computer fraud;

•	Willfully destroying property;

•	Inflicting bodily harm on another employee, threatening another employee with a weapon, or conviction (including any plea of nolo contendere) of a crime;

•	Committing harassment;

•	Engaging in discriminatory behavior;

•	Recurring or habitual tardiness or absenteeism which has resulted in a written reprimand;

•	Intentionally disclosing or intentionally misusing Confidential Information (as that term is defined in Freddie Mac policy, Code of Conduct, or applicable restrictive covenant and/or confidentiality agreement between the employee and Freddie Mac);

•	Negligently disclosing or negligently misusing Confidential Information (as that term is defined in Freddie Mac policy, Code of Conduct, or applicable restrictive covenant and/or confidentiality agreement between the employee and Freddie Mac) resulting in a significant adverse impact on Freddie Mac or on the business of Freddie Mac; or

•	A material breach of any provision of any written policy of Freddie Mac required by law or established to maintain compliance with applicable legal or regulatory requirements.

Policy 3-254.1 dated August 17, 2009	5

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Loss of Confidence

Determination by senior executive management in its sole discretion that it no longer maintains a high level of confidence in an Eligible Officer’s decisions, judgment and/or conduct.

Lump Sum

The payment to a Severance Eligible Officer of the entire amount of Severance Pay in the form of a single payment, minus lawful deductions (rather than periodic payments over the span of the Severance Period).

Notice

Oral or written communication from business-area management or an HRBP to a Severance Eligible Officer about the termination of the officer’s employment, Separation Date, terms of the proffered agreement and release of claims, and expectations concerning his/her continued provision of services to Freddie Mac during the period between the Notice and the Separation Date.

Notice Pay

The dollar amount of pay based on the number of days of continued pay required by applicable federal and/or state law upon triggering events, such as group layoffs that occur within a legally defined period of time. Laws that would trigger Notice Pay include, but are not limited to, the federal Worker Adjustment and Retraining Notification (“WARN”) Act.

Pay in Lieu of Notice

If a Severance Eligible Officer does not receive two-weeks of advance Notice of his/her Separation Date from Freddie Mac, and does not execute an agreement and release of claims proffered by the company, then the employee will receive pay for the two-week period following the date of Notice, and will receive no Severance Pay.

Position Elimination

Loss of job due to company reorganization or job abolishment.

Reduction in Force

An elimination of a certain minimum number of jobs that occurs within a defined time-period and triggers a requirement to pay Notice Pay. Laws that would require Notice Pay include (but are not limited to) the federal WARN Act.

Separation Date

The last date on which a Severance Eligible Officer is considered an active employee with Freddie Mac; also known as the Termination Date.

Severance Eligible Officer

An Eligible Officer whose position is eliminated due to a Position Elimination, Reduction in Force, or Loss of Confidence.

An Eligible Officer is not a Severance Eligible Officer if such employee:

•	at the time of Notice is classified as a temporary employee pursuant to Policy 3-221, Worker Classifications (as may be amended, replaced or redesignated from time to time);

•	is terminated for engaging in Gross Misconduct;

Policy 3-254.1 dated August 17, 2009	6

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•	is regularly scheduled to work fewer than twenty (20) hours per week as of his/her receipt of Notice;

•	is on “Leave of Absence” status as defined in Policy 3-236, Other Excused Absences (as may be amended, replaced or redesignated from time to time) for thirty (30) or more calendar days as of his/her receipt of Notice unless otherwise provided by law;

•	fails to provide services to Freddie Mac in accordance with the Notice;

•	resigned employment as a result of a new assignment or reporting relationship;

•	received a written offer of employment from a Successor, which is an entity that acquires (through consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of any business unit of Freddie Mac, or an entity that contracts with Freddie Mac to perform activities of the business unit in which the employee is assigned contemporaneous with the commencement of the contractual relationship; or

•	received a written offer of Comparable Employment from Freddie Mac.

Severance Pay

The dollar amount that will be paid to a Severance Eligible Officer pursuant to the terms of this Policy. Severance Pay is equal to the Severance Eligible Officer’s base salary (not including items such as overtime, bonus, retention payments, and/or commissions) as of the Separation Date that would normally be paid over the length of time designated as the Severance Period, minus lawful deductions. Alternatively, Severance Pay may be paid in the form of a Lump Sum.

Severance Period

The time period during which Severance Pay will be provided to a Severance Eligible Officer pursuant to the terms of this Policy. The length of the Severance Period is calculated based on the Severance Eligible Officer’s length of service from Last Start Date (i.e., most recent date of hire). (See Section IV above.) The Severance Period begins the day following the Separation Date. Freddie Mac has discretion to vary the length of the Severance Period.

If the Severance Eligible Officer has a written agreement with Freddie Mac that provides for a Severance Period that is different than the Severance Period specified in Table A, then the Severance Period shall be as specified in the written agreement.

Specified Employee

A Severance Eligible Officer who is identified by Freddie Mac in its sole discretion as of the Separation Date as a “specified employee” as defined in Treas. Reg. § 1.409A-1(i), or any successor thereto, and whose Severance Pay is determined by Freddie Mac to be subject to section 409A of the Internal Revenue Code.

Policy 3-254.1 dated August 17, 2009	7